UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.  Form
4 or Form 5 obligations may continue.  See Instruction 1(b).

1.  Name and Address of Reporting Person

    William Ehrman
    150 Park Avenue, 11th Floor
    New York, New York  10022

2.  Issuer Name and Ticker or Trading Symbol

    AEP Industries, Inc.
    AEPI

3.  IRS Number of Reporting Person (Voluntary)

4.  Statement for Month/Year

    4/01

5.  If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person(s)to Issuer (Check all applicable)

    ( ) Director (X) 10% Owner* ( ) Officer (give title below) ( ) Other (specify below)


7.  Individual or Joint/Group Filing (check Applicable Line)

          Form filed by One Reporting Person
      X   Form filed by More than One Reporting Person

                                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security| 2. Transaction| 3. Transaction| 4. Securities         | 5. Amount of       | 6. Ownership  |7.  Nature of |
   (Instr. 3)       |    Date       |    Code       |    Acquired (A)       |    Securities      |    Form:      |    Indirect  |
                    |               |    (Instr. 8) |    or Disposed        |    Beneficially    |    Direct (D) |    Beneficial|
                    |    (Month/    |               |    of (D)             |    Owned at End    |    or Indirect|    Ownership |
                    |    Day/       |               |    (Instr. 3,4,       |    of Month        |    (I)        |    (Instr. 4)|
                    |    Year)      |               |    and 5)             |    (Instr. 3 and 4)|    (Instr. 4) |              |
                    |               |          |    |          |(A) or|     |                    |               |              |
                    |               |    Code  | V  |    Amount|(D)   |Price|                    |               |              |
_________________________________________________________________________________________________________________________________

   Common Stock                                                                               0       D
   Common Stock                                          (See attached Schedule A)            0       I               (1)
   Common Stock                                          (See attached Schedule B)      1,937,843     I               (2)


                                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of        | 2. Conver-  | 3. Trans-  | 4. Trans-  | 5. Number of    | 6. Date Exer-     | 7. Title and Amount |
   Derivative      |    sion or  |    action  |    action  |    Derivative   |    cisable and    |    of Underlying    |
   Security        |    Exercise |    Date    |    Code    |    Securities   |    Expiration     |    Securities       |
   (Instr. 3)      |    Price of |    (Month/ |    (Instr. |    Acquired     |    Date           |    (Instr. 3 and 4) |
                   |    Deri-    |    Date/   |    8)      |    (A) or       |    (Month/Day/    |                     |
                   |    vative   |    Year)   |            |    Disposed of  |    Year)          |                     |
                   |    Security |            |            |    (D) (Instr.  |                   |                     |
                   |             |            |            |    3, 4 and 5)  |                   |                     |
                   |             |            |____________|_________________|___________________|_____________________|
                   |             |            |      |     |        |        |         |         |        |            |
                   |             |            |      |     |        |        | Date    | Expira- |        | Amount or  |
                   |             |            |      |     |        |        | Exer-   | tion    |        | Number of  |
                   |             |            | Code |  V  |  (A)   |  (D)   | cisable | Date    | Title  | Shares     |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|


|  8. Price of          | 9. Number of      | 10. Ownership     | 11. Nature of   |
|     Derivative        |    derivative     |     Form of       |     Indirect    |
|     Security          |    Securities     |     Derivative    |     Beneficial  |
|     (Instr. 5)        |    Benefi-        |     Security      |     Ownership   |
|                       |    cially         |     Direct (D)    |     (Instr. 4)  |
|                       |    Owned at       |     or Indirect   |                 |


                             2




|                       |    End of         |     (I) (Instr.   |                 |
|                       |    Month          |     4)            |                 |
|                       |    (Instr. 4)     |                   |                 |
|_______________________|___________________|___________________|_________________|


Explanation of Responses:

* The Reporting Persons may be deemed to be a member of a group holding equity securities of the Issuer. The filing of this report shall not be deemed to be an admission that the Reporting Person is a member of such a group.

(1) In accordance with Instruction 4(b)(ii) and Exchange Act Rule 16a-1(a)(2)(ii)(C), the entire amount of the Issuer's securities held by a managed account with which EGS Partners, L.P. ("EGS Partners") is party to an investment management agreement is reported herein. The undersigned are the Managing Members of EGS Partners. The undersigned disclaim beneficial ownership of the securities to which this note relates.

      The distribution of shares as of 12/31/00 as noted on Schedule A (the "Distributed Shares") actually occurred from January 2001 through April 2001. However, because EGS Partners waived its right to all management fees concerning the Distributed Shares as of 12/31/2000, and because it was divested of all rights regarding the Distributed Shares as of 12/31/2001, including control, voting and dispositive rights, EGS Partners deemed the Distributed Shares distributed as of 12/31/2001.

(2) The securities to which this note relates are held by partnerships of which EGS Management, L.L.C. ("EGS Management") is the general partner. The undersigned are the managing members of EGS Management. In accordance with Instruction 4(b)(iv) the entire amount of the Issuer's securities held by the partnerships is reported herein.
      The undersigned disclaim beneficial ownership of the securities to which this note relates, except as to the undersigneds' respective proportionate interest in portfolio securities held by the patnerships.

Signature of Reporting Persons:

/s/ William Ehrman
__________________________
    William Ehrman


/s/ Julia Oliver
__________________________
    Julia Oliver

/s/ Jonas Gestl
__________________________
    Jonas Gestl


/s/ Clifford Murray
__________________________
    Clifford Murray

Date: May 8, 2001

**    Intentional misstatements or omissions of facts constitute
      Federal Criminal Violations.  See U.S.C. 1001 and 15 U.S.C.
      78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is sufficient, see Instruction 6 for procedure.

                 JOINT FILER INFORMATION (1)(2)


Name:  Julia Oliver, Jonas Gestl, and Clifford Murray

Address:   c/o EGS Management, L.L.C., 150 Park Avenue,
           11th Floor, New York, New York  10022

Designated Filer:  William Ehrman

Issuer and Ticker Symbol:  AEP Industries, Inc. ("AEPI")

Date of Event Requiring Statement:  April 2001

                           SCHEDULE A

TRADE DATE    TRANSACTION TYPE        QUANTITY    PRICE PER SHARE


11/6/00            BUY                     100            35.14
11/7/00            BUY                     100            36.34
11/14/00           BUY                     200            44.69
11/15/00           BUY                     700            44.69
11/16/00           BUY                     600            44.69
11/21/00           BUY                     100            44.69
11/27/00           BUY                     100            44.69
11/28/00           BUY                     100            44.69
11/29/00           BUY                     100            44.69
12/14/00           BUY                     100            44.69
12/15/00           BUY                     100            44.69
12/18/00           BUY                     100            44.69
12/19/00           BUY                     100            44.69
12/20/00           BUY                     100            44.69
12/21/00           BUY                     100            44.69
12/22/00           BUY                     100            44.69
12/26/00           BUY                     100            44.69
12/27/00           BUY                     100            44.69
12/28/00           BUY                     100            44.69
12/29/00           BUY                     100            44.69
1/2/01             BUY                     100            44.69
1/3/01             BUY                     100            44.69
12/31/01           DISTRIBUTION         (11380)           44.69

                           SCHEDULE B


TRADE DATE    TRANSACTION TYPE        QUANTITY    PRICE PER SHARE

11/1/00            BUY                     400            34.73
11/2/00            BUY                   4,100            34.84
11/3/00            BUY                   3,900            35.10
11/6/00            BUY                   4,100            35.14
11/7/00            BUY                   2,500            36.34
11/8/00            BUY                   1,500            38.20
11/9/00            BUY                   1,600            39.02
11/10/00           BUY                   1,200            39.14
11/13/00           BUY                   1,800            40.75
11/14/00           BUY                   7,600            43.22
11/15/00           BUY                  33,200            43.33
11/16/00           BUY                  31,500            41.14
11/17/00           BUY                   4,106            38.91
11/20/00           BUY                   3,400            40.87
11/21/00           BUY                   8,400            41.94
11/22/00           BUY                   2,200            41.48
11/24/00           BUY                   1,800            41.81
11/27/00           BUY                   7,600            41.81
11/28/00           BUY                   5,100            41.93
11/29/00           BUY                  14,100            41.05
11/30/00           BUY                   3,000            41.48
12/1/00            BUY                     800            42.05
12/4/00            BUY                   2,400            41.96
12/5/00            BUY                   1,700            42.10
12/6/00            BUY                   4,500            42.41
12/7/00            BUY                   4,600            42.21
12/8/00            BUY                   1,600            43.67
12/11/00           BUY                   4,400            44.06
12/12/00           BUY                   1,500            44.46
12/13/00           BUY                   2,000            44.92
12/14/00           BUY                   5,300            44.73
12/15/00           BUY                   9,000            44.55
12/18/00           BUY                   8,700            45.32
12/19/00           BUY                   6,600            45.07
12/20/00           BUY                  12,100            44.64
12/21/00           BUY                  10,900            44.82
12/22/00           BUY                   6,100            44.97
12/26/00           BUY                   5,400            45.09
12/27/00           BUY                  10,000            44.91
12/28/00           BUY                   9,400            44.98
12/29/00           BUY                   6,900            44.87
1/2/01             BUY                  13,600            44.46
1/3/01             BUY                   7,000            44.69
1/4/01             BUY                   4,200            44.63
1/5/01             BUY                  19,200            44.51
1/8/01             BUY                  21,500            43.93

1/9/01             BUY                  29,900            42.78
1/10/01            BUY                  14,700            41.82
1/11/01            BUY                  28,300            41.38
1/12/01            BUY                  27,400            39.58
1/16/01            BUY                   9,200            38.37
1/17/01            BUY                   9,000            38.33
1/18/01            BUY                   9,300            38.36
1/19/01            BUY                   2,800            37.44
1/19/01            BUY                   7,700            37.27
1/22/01            BUY                   5,600            36.87
1/22/01            BUY                   1,500            36.76
1/22/01            BUY                     900            36.91
1/23/01            BUY                   3,200            36.98
1/23/01            BUY                   3,000            37.06
1/24/01            BUY                   5,500            36.75
1/24/01            BUY                   1,400            36.60
1/24/01            BUY                  13,200            36.63
1/25/01            BUY                   5,100            36.43
1/25/01            BUY                   1,900            36.57
1/26/01            BUY                     500            37.46
1/26/01            BUY                     700            36.62
1/29/01            BUY                   1,100            38.00
1/29/01            BUY                   2,100            37.90
1/30/01            BUY                  18,800            37.99
1/30/01            BUY                     700            38.00
1/30/01            BUY                   5,700            38.06
1/31/01            BUY                   3,300            37.82
1/31/01            BUY                   4,600            37.84
1/31/01            BUY                     500            37.69
2/1/01             BUY                   3,000            37.67
2/1/01             BUY                   4,300            37.68
2/2/01             BUY                   2,000            37.66
2/2/01             BUY                   4,900            37.61
2/5/01             BUY                   1,700            37.24
2/5/01             BUY                   1,000            37.19
2/5/01             BUY                   7,600            37.25
2/6/01             BUY                   1,713            37.03
2/6/01             BUY                     700            37.16
2/7/01             BUY                   2,000            37.32
2/7/01             BUY                   2,300            37.41
2/8/01             BUY                     500            38.05
2/8/01             BUY                     700            38.13
2/9/01             BUY                     200            38.63
2/9/01             BUY                   1,100            38.89
2/9/01             BUY                   2,100            39.14
2/12/01            BUY                   1,800            39.58
2/12/01            BUY                   1,600            39.58
2/13/01            BUY                   1,300            39.63
2/13/01            BUY                   3,000            39.60
2/14/01            BUY                   4,100            39.52
2/14/01            BUY                   8,000            39.45

2/15/01            BUY                     300            39.65
2/15/01            BUY                   1,100            40.30
2/16/01            BUY                   1,100            40.09
2/16/01            BUY                   2,403            40.16
2/20/01            BUY                   1,000            40.63
2/20/01            BUY                   1,200            40.48
2/21/01            BUY                     300            40.99
2/21/01            BUY                     800            40.98
2/22/01            BUY                   1,100            41.74
2/22/01            BUY                   1,000            41.75
2/23/01            BUY                   1,900            42.08
2/23/01            BUY                   2,400            42.12
2/23/01            BUY                     100            42.06
2/26/01            BUY                   1,800            41.99
2/26/01            BUY                   2,400            41.96
2/27/01            BUY                   5,500            41.95
2/27/01            BUY                   2,300            42.03
2/28/01            BUY                     900            41.89
2/28/01            BUY                   2,900            41.98
2/28/01            BUY                   6,900            41.91
3/1/01             BUY                   1,500            41.89
3/1/01             BUY                   3,300            41.88
3/1/01             BUY                     200            41.81
3/2/01             BUY                     300            41.87
3/2/01             BUY                   3,200            41.98
3/2/01             BUY                   1,300            42.00
3/5/01             BUY                     600            42.24
3/5/01             BUY                   1,100            42.14
3/6/01             BUY                   1,700            42.18
3/6/01             BUY                     650            42.22
3/7/01             BUY                   1,300            42.15
3/7/01             BUY                   2,200            42.06
3/7/01             BUY                     800            42.07
3/8/01             BUY                     700            42.18
3/8/01             BUY                     700            42.03
3/8/01             BUY                     200            42.25
3/8/01             BUY                   1,500            42.25
3/9/01             BUY                     100            42.07
3/9/01             BUY                     200            43.78
3/9/01             BUY                   2,400            43.79
3/9/01             BUY                     600            43.23
3/12/01            BUY                     200            43.84
3/12/01            BUY                   1,100            43.86
3/13/01            BUY                   9,000            43.54
3/13/01            BUY                   1,800            43.38
3/13/01            BUY                   1,800            43.46
3/13/01            BUY                   1,600            43.57
3/14/01            BUY                     900            43.22
3/14/01            BUY                   1,900            43.30
3/14/01            BUY                     600            43.20
3/14/01            BUY                     700            43.27

3/15/01            BUY                     100            43.19
3/15/01            BUY                     200            43.41
3/15/01            BUY                     600            43.43
3/15/01            BUY                   2,500            43.44
3/16/01            BUY                   1,300            43.58
3/16/01            BUY                     300            43.49
3/19/01            BUY                   1,500            44.35
3/19/01            BUY                     700            44.33
3/19/01            BUY                     900            44.28
3/20/01            BUY                   1,200            44.31
3/20/01            BUY                     900            44.25
3/20/01            BUY                   3,600            44.33
3/21/01            BUY                     900            44.53
3/21/01            BUY                     900            44.54
3/21/01            BUY                     100            44.53
3/22/01            BUY                     500            44.57
3/22/01            BUY                     200            44.46
3/23/01            BUY                   4,500            44.25
3/23/01            BUY                   9,840            44.25
3/23/01            BUY                     400            44.11
3/23/01            BUY                     500            44.20
3/23/01            BUY                     400            44.10
3/26/01            BUY                   1,400            44.59
3/26/01            BUY                     600            44.72
3/27/01            BUY                     500            44.50
3/27/01            BUY                   2,700            44.56
3/27/01            BUY                   1,800            44.56
3/28/01            BUY                   1,000            44.53
3/28/01            BUY                     800            44.53
3/28/01            BUY                   1,050            44.51
3/29/01            BUY                   2,050            44.87
3/29/01            BUY                     500            44.98
3/29/01            BUY                     700            44.60
3/30/01            BUY                     400            45.10
3/30/01            BUY                   1,400            45.11
3/30/01            BUY                     900            45.05
4/2/01             BUY                     400            45.04
4/2/01             BUY                     800            45.09
4/3/01             BUY                     100            45.13
4/3/01             BUY                     400            45.71
4/4/01             BUY                   5,200            47.28
4/4/01             BUY                     200            47.38
4/5/01             BUY                   4,400            47.49
4/5/01             BUY                     200            47.34
4/5/01             BUY                   1,400            47.54
4/6/01             BUY                     100            47.70
4/6/01             BUY                   1,200            47.62
4/9/01             BUY                   1,500            48.01
4/10/01            BUY                   1,200            50.34
4/10/01            BUY                     800            49.16
4/11/01            BUY                   1,000            51.09

4/11/01            BUY                   2,000            50.93
4/12/01            BUY                   5,400            50.94
4/16/01            BUY                   2,000            50.94
4/16/01            BUY                   3,600            50.93
4/17/01            BUY                     700            51.15
4/17/01            BUY                   1,800            51.11
4/18/01            BUY                   2,000            51.40
4/18/01            BUY                   3,000            51.42
4/19/01            BUY                   1,512            51.47
4/19/01            BUY                   1,500            51.47
4/20/01            BUY                   1,500            51.47
4/20/01            BUY                     200            51.43
4/20/01            BUY                   3,886            51.54
4/23/01            BUY                   4,200            51.58
4/23/01            BUY                     800            51.69
4/23/01            BUY                   5,800            51.66
4/24/01            BUY                   2,400            51.57
4/24/01            BUY                   2,400            51.53
4/24/01            BUY                   5,400            51.61
4/25/01            BUY                   1,300            51.66
4/25/01            BUY                   4,700            51.68
4/25/01            BUY                   1,000            51.62
4/26/01            BUY                   2,100            51.77
4/26/01            BUY                   2,500            51.63
4/26/01            BUY                   3,300            51.76
4/27/01            BUY                   1,000            51.90
4/27/01            BUY                   1,200            51.80
4/27/01            BUY                     700            51.71
4/30/01            BUY                     900            52.42
4/30/01            BUY                    1000            52.51
4/30/01            BUY                    1800            52.42






















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